Exhibit 10.8

MONDELĒZ INTERNATIONAL, INC.

AMENDED AND RESTATED 2005 PERFORMANCE INCENTIVE PLAN

(Amended and Restated as of May 21, 2014)

GLOBAL DEFERRED STOCK UNIT AGREEMENT

MONDELĒZ INTERNATIONAL, INC., a Virginia corporation (the “Company”), hereby grants to the employee (the “Employee”) named in the award statement provided to the Employee (the “Award Statement”) as of the date set forth in the Award Statement (the “Grant Date”) pursuant to the provisions of the Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan, as amended from time to time (the “Plan”), Deferred Stock Units (the “Grant”) representing a right to receive a corresponding number of shares of Common Stock of the Company set forth in the Award Statement, upon and subject to the restrictions, terms and conditions set forth below (including the country-specific terms set forth in the attached Appendix A), in the Award Statement and in the Plan. Capitalized terms not otherwise defined in this Global Deferred Stock Unit Agreement (the “Agreement”) have the meaning set forth in the Plan. All references to action of or approval by the Committee shall be deemed to include action of or approval by any other person(s) to whom the Committee has delegated authority to act.

The Grant is subject to the following terms and conditions (including the country-specific terms set forth in Appendix A to the Agreement):

The Employee must execute and deliver or electronically accept the terms set forth in this Agreement, in the manner and within a period specified by the Committee. The Committee may, in its sole discretion, cancel the Deferred Stock Units if the Employee fails to execute and deliver or electronically accept this Agreement and related documents within the specified period.

1. Restrictions. Subject to Section 2 below, the restrictions on the Deferred Stock Units shall lapse and the Deferred Stock Units shall vest on the Vesting Date shown in the Award Statement (the “Vesting Date”), provided that the Employee remains an active employee of the Mondelēz Group during the entire period commencing on the Grant Date and ending on the Vesting Date.

2. Termination of Employment Before Vesting Date. In the event of the termination of the Employee’s employment with the Mondelēz Group prior to the Vesting Date due to death or Disability (as defined below in Section 21) or upon the Employee’s Normal Retirement (as defined below in Section 21), the restrictions on the Deferred Stock Units shall lapse and the Deferred Stock Units shall become fully vested on the date of death, Disability or Normal Retirement.

If the Employee’s employment with the Mondelēz Group is terminated for any reason other than death, Disability or Normal Retirement prior to the Vesting Date, including any termination of employment caused directly or indirectly by the Mondelēz Group (even if such termination constitutes unfair dismissal under the employment laws of the country where the Employee resides or if the Employee’s termination is later determined to be invalid and his or her employment is reinstated), the Employee shall forfeit all rights to the Deferred Stock Units and the shares of Common Stock underlying the Deferred Stock Units. Notwithstanding the foregoing, upon the termination of an Employee’s employment with the Mondelēz Group, the Committee or an authorized delegate may, in its sole discretion, waive the restrictions on, and the vesting requirements for, the Deferred Stock Units.

For purposes of this Agreement, the Employee’s employment shall be deemed to be terminated when he or she is no longer actively employed by the Mondelēz Group (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or the terms of the Employee’s employment agreement, if any). Unless otherwise determined by the Committee, a leave of absence shall not constitute a termination of employment.

3. Voting and Dividend Rights. The Employee does not have the right to vote the Deferred Stock Units or receive dividends or dividend equivalents prior to the date, if any, such Deferred Stock Units vest and are paid to the Employee in the form of Common Stock pursuant to the terms hereof. However, the Employee shall receive cash payments (less applicable Tax-Related Items (as defined below) withholding) in lieu of dividends otherwise payable with respect to shares of Common Stock equal in number to the Deferred Stock Units that have not been forfeited, as such dividends are paid.

4. Transfer Restrictions. This Grant and the Deferred Stock Units are non-transferable and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Grant shall immediately become null and void and the Deferred Stock Units shall be forfeited. These restrictions shall not apply, however, to any payments received pursuant to Section 8 below.

5. Withholding Taxes. The Employee acknowledges that regardless of any action taken by the Company or, if different, the Employee’s employer (the “Employer”), the ultimate liability for all income tax, social security, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable to the Employee or deemed by the Company or the Employer, in their discretion, to be an appropriate charge to the Employee even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Deferred Stock Units, including the grant, vesting or payment of this Grant, the receipt of any dividends or cash payments in lieu of dividends, or the subsequent sale of shares of Common Stock; and (b) do not commit to and are under no obligation to structure the terms of the grant of the Deferred Stock Units or any aspect of the Employee’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or achieve any particular tax result. Further, if the Employee becomes subject to any Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for (including report) Tax-Related Items in more than one jurisdiction.

The Employee acknowledges and agrees that the Company may refuse to issue or deliver shares of Common Stock upon vesting of the Deferred Stock Units if Employee fails to comply with his or her Tax-Related Items obligations or the Company has not received payment in a form acceptable to the Company for all applicable Tax-Related Items, as well as amounts due to the Company as “theoretical taxes”, if applicable, pursuant to the then-current international assignment and tax and/or social insurance equalization policies and procedures of the Mondelēz Group, or arrangements satisfactory to the Company for the payment thereof have been made.

In this regard, the Employee authorizes the Company and/or the Employer, in their sole discretion and without any notice or further authorization by the Employee, to withhold all applicable Tax-Related Items legally due by the Employee (or otherwise due by the Employee as set forth in this Section 5) and any theoretical taxes from the Employee’s wages or other cash compensation paid by the Company and/or the Employer or from proceeds of the sale of the shares of Common Stock issued upon vesting of the Deferred Stock Units. Alternatively, or in addition, the Company may (i) deduct the number of Deferred Stock Units having an aggregate value equal to the amount of Tax-Related Items and any theoretical taxes due from the total number of Deferred Stock Units awarded, vested, paid or otherwise becoming subject to current taxation; (ii) instruct the broker it has selected for this purpose (on the Employee’s behalf and at the Employee’s direction pursuant to this authorization without further consent) to sell any shares of Common Stock that the Employee acquires upon vesting of the Deferred Stock Units to meet the Tax-Related Items withholding obligation and any theoretical taxes, except to the extent that such a sale would violate any U.S. federal securities law or other applicable law; and/or (iii) satisfy the Tax-Related Items and any theoretical taxes arising from the granting or vesting of this Grant, as the case may be, through any other method established by the Company. Notwithstanding the foregoing, if the Employee is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Employee may elect the form of withholding in advance of any Tax-Related Items or any theoretical taxes withholding event and in the absence of the Employee’s election, the Company will withhold in Deferred Stock Units upon the relevant withholding event or the Committee may determine that a particular method be used to satisfy any required withholding. Finally, the Employee agrees to pay to the Company or the Employer any amount of Tax-Related Items and any theoretical taxes that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan that cannot be satisfied by the means previously described.

To avoid any negative accounting treatment or for any other reason, the Company may withhold or account for Tax-Related Items or theoretical taxes by considering applicable minimum statutory withholding amounts (in accordance with Section 14(d) of the Plan) or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Deferred Stock Units, for tax purposes, the Employee is deemed to have been issued the full number of shares of Common Stock underlying the Grant, notwithstanding that a number of Deferred Stock Units are held back solely for the purpose of paying the Tax-Related Items and/or any theoretical taxes due as a result of any aspect of the Employee’s participation in the Plan.

6. Death of Employee. If any of the Deferred Stock Units shall vest upon the death of the Employee, any Common Stock received in payment of the vested Deferred Stock Units shall be registered in the name of and delivered to the estate of the Employee.

7. Payment of Deferred Stock Units. Each Deferred Stock Unit granted pursuant to this Grant represents an unfunded and unsecured promise of the Company to issue to the Employee, on or as soon as practicable, but not later than 30 days, after the date the Deferred Stock Units vest pursuant to Section 1 or 2 and otherwise subject to the terms of this Agreement (including the country-specific terms set forth in Appendix A to this Agreement), the value of one share of the Common Stock. Except as otherwise expressly provided and subject to the terms of this Agreement (including Appendix A hereto), such issuance shall be made to the Employee (or, in the event of his or her death to the Employee’s estate or beneficiary as provided above) in the form of Common Stock as soon as practicable following the vesting of the Deferred Stock Units pursuant to Section 1 or 2.

8. Special Payment Provisions. Notwithstanding anything in this Agreement to the contrary, if the Employee (i) is subject to U.S. federal income tax on any part of the payment of the Deferred Stock Units, (ii) is a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code (the “Code”), and (iii) will become eligible for Normal Retirement (A) for Deferred Stock Units with a Vesting Date between January 1 and March 15, before the calendar year preceding the Vesting Date and (B) for Deferred Stock Units with a Vesting Date after March 15, before the calendar year in which such Vesting Date occurs, then any payment of Deferred Stock Units under Section 7 that is on account of his or her separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be delayed until six months following such separation from service. In addition, if such an Employee is not vested in his or her Deferred Stock Units, and the Employee (i) becomes eligible for Normal Retirement while employed by a subsidiary or affiliate of the Company that would not be a “service recipient” with respect to the Grant within the meaning of the regulations under Section 409A of the Code or (ii) becomes eligible for Normal Retirement and subsequently transfers to a subsidiary or affiliate of the Company that would not be a “service recipient” with respect to the Grant within the meaning of the regulations under Section 409A of the Code, then the Employee’s Deferred Stock Units shall be paid to the Employee at such time in accordance with Section 7 (based on the value of shares of Common Stock at the time of payment), subject to a six-month delay from the date treated as a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code.

9. Restrictions and Covenants.

(a) In addition to such other conditions as may be established by the Company or the Committee, in consideration for making a Grant under the terms of the Plan, the Employee agrees and covenants as follows for a period of twelve (12) months following the date of Employee’s termination of employment from the Mondelēz Group:

1.	to protect the Mondelēz Group’s legitimate business interests in its confidential information, trade secrets and goodwill, and to enable the Mondelēz Group’s ability to reserve these for the exclusive knowledge and use of the Mondelēz Group, which is of great competitive importance and commercial value to the Mondelēz Group, the Employee, without the express written permission of the Executive Vice President of Human Resources of the Company, will not engage in any conduct in which Employee contributes his/her knowledge and skills, directly or indirectly, in whole or in part, as an executive, employer, employee, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to a competitor or to an entity engaged in the same or similar business as the Mondelēz Group, including those engaged in the business of production, sale or marketing of snack foods (including, but not limited to gum, chocolate, confectionary products, biscuits or any other product or service Employee has reason to know has been under development by the Mondelēz Group during Employee’s employment with the Mondelēz Group). Employee will not engage in any activity that may require or inevitably require Employee’s use or disclosure of the Mondelēz Group’s confidential information, proprietary information and/or trade secrets;

2.	to protect the Mondelēz Group’s investment in its employees and to ensure the long-term success of the business, Employee, without the express written permission of the Mondelēz Group, will not directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Mondelēz Group; and

3.	to protect the Mondelēz Group’s investment in its development of good will and customers and to ensure the long-term success of the business, Employee will not directly or indirectly solicit (including, but not limited to, e-mail, regular mail, express mail, telephone, fax, instant message and SMS text messaging) or attempt to directly or indirectly solicit, contact or meet with the current or prospective customers of the Mondelēz Group for the purpose of offering or accepting goods or services similar to or competitive with those offered by the Mondelēz Group.

The provisions contained herein in Section 9 are not in lieu of, but are in addition to the continuing obligation of the Employee (which Employee acknowledges by accepting any Grant under the Plan) to not use or disclose the Mondelēz Group’s trade secrets or Confidential Information known to the Employee until any particular trade secret or Confidential Information becomes generally known (through no fault of the Employee), whereupon the restriction on use and disclosure shall cease as to that item. For purposes of this agreement, “Confidential Information” includes, but is not limited to, certain sales, marketing, strategy, financial, product, personnel, manufacturing, technical and other proprietary information and material which are the property of the Mondelēz Group. Employee understands that this list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(b) A main purpose of the Plan is to strengthen the alignment of long-term interests between Employees and the Mondelēz Group by providing an ownership interest in the Company, and to prevent former employees whose interests become adverse to the Company from maintaining that ownership interest. By acceptance of any Grant (including the Deferred Stock Units) under the Plan, the Employee acknowledges and agrees that if the Employee breaches any of the covenants set forth in Section 9(a):

1.	all unvested Grants (including any unvested Deferred Stock Units) shall be immediately forfeited;

2.	the Company may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred Grants (including the Deferred Stock Units) at any time if Employee is not in compliance with all terms and conditions set forth in the Plan including, but not limited to, Section 9(a);

3.	the Employee shall repay to the Mondelēz Group the net proceeds of any Plan benefit that occurs at any time after the earlier of the following two dates: (i) the date twelve months immediately preceding any such violation; or (ii) the date six (6) months prior to the Employee’s termination of employment with the Mondelēz Group. The Employee shall repay to the Mondelēz Group the net proceeds in such a manner and on such terms and conditions as may be required by the Mondelēz Group, and the Mondelēz Group shall be entitled to set-off against the amount of any such net proceeds any amount owed to the Employee by the Mondelēz Group, to the extent that such set-off is not inconsistent with Section 409A of the Code or other applicable law. For purposes of this paragraph, net proceeds shall mean the fair market value of the shares of Common Stock less any Tax-Related Items; and

4.	the Mondelēz Group shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security as Employee acknowledges that such breach would cause the Mondelēz Group to suffer irreparable harm. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

(c) If any provision contained in this Section 9 shall for any reason, whether by application of existing law or law which may develop after Employee’s acceptance of a Grant under the Plan be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration or territory, the Employee agrees to join the Mondelēz Group in requesting such court to construe such provision by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law.

10. Clawback Policy/ Forfeiture. The Employee understands and agrees that in the Committee’s sole discretion, the Company may cancel all or part of the Deferred Stock Units or require repayment by the Employee to the Company of all or part of any cash payment or shares of Common Stock underlying any vested Deferred Stock Units pursuant to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company, including a violation of Section 9 above, from time to time. In addition, any payments or benefits the Employee may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, rules promulgated by the Commission or any other applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Common Stock is listed or traded, as may be in effect from time to time.

11. Original Issue or Transfer Taxes. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to the delivery of the shares of Common Stock underlying the vested Deferred Stock Units, except as otherwise provided in Section 5.

12. Grant Confers No Rights to Continued Employment. Nothing contained in the Plan or this Agreement (including the country-specific terms set forth in Appendix A to the Agreement) shall give any employee the right to be retained in the employment of any member of the Mondelēz Group, affect the right of any Employer to terminate any employee, or be interpreted as forming an employment or service contract with any member of the Mondelēz Group. The adoption and maintenance of the Plan shall not constitute an inducement to, or condition of, the employment of the Employee.

13. Nature of the Grant. In accepting the Deferred Stock Units, the Employee acknowledges, understands, and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the Grant is voluntary and occasional and does not create any contractual or other right to receive future Grants, or benefits in lieu of Deferred Stock Units, even if Deferred Stock Units have been granted in the past;

(c) all decisions with respect to future Grants, if any, will be at the sole discretion of the Committee;

(d) the Employee’s participation in the Plan is voluntary;

(e) the Deferred Stock Units and the shares of Common Stock subject to the Deferred Stock Units are not intended to replace any pension rights or compensation;

(f) the Grant and the shares of Common Stock subject to the Deferred Stock Units and the income and the value of the same are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments;

(g) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(h) no claim or entitlement to compensation or damages shall arise from forfeiture of the Deferred Stock Units resulting from the termination of the Employee’s employment or other service relationship by the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or the terms of his or her employment agreement, if any), and in consideration of the Grant to which the Employee is otherwise not entitled, the Employee irrevocably agrees never to institute any claim against the Mondelēz Group, waives his or her ability, if any, to bring any such claim, and releases the Mondelēz Group from any such claims. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Employee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(i) the Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding the Employee’s participation in the Plan before taking any action related to the Plan and that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan or Employee’s acquisition or sale of the underlying shares of Common Stock;

(j) unless otherwise provided in the Plan or by the Company in its discretion, the Grant of Deferred Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Deferred Stock Units or any such benefits transferred to, or assumed by, another company, or to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Common Stock; and

(k) the following provisions apply only if the Employee is providing services outside the United States:

(A) the Deferred Stock Units and the shares of Common Stock subject to the Deferred Stock Units are not part of normal or expected compensation or salary for any purpose; and

(B) neither the Company, the Employer nor any member of the Mondelēz Group shall be liable for any foreign exchange rate fluctuation between the Employee’s local currency and the United States Dollar that may affect the value of the Deferred Stock Units or any shares of Common Stock delivered to the Employee upon vesting of the Deferred Stock Units or of any proceeds resulting from the Employee’s sale of such shares.

14. Data Privacy. The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement (“Data”) by and among the Mondelēz Group for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan.

The Employee understands that the Mondelēz Group may hold certain personal information about him or her, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of the Deferred Stock Units or any other entitlement to shares of Common Stock, canceled, exercised, vested, unvested or outstanding in the Employee’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

Employees residing outside the U.S. should understand the following: Data will be transferred to UBS Financial Services, Inc. (“UBS”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Employee understands that Data may also be transferred to the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, or such other public accounting firm that may be engaged by the Company in the future. The Employee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Employee’s country. The Employee understands that if he or she resides outside the United States, the Employee may request a list with the names and addresses of any potential recipients of the Data by contacting the Employee’s local human resources representative. The Employee authorizes the Company, UBS and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee understands that if he or she resides outside the United States, the Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Employee’s local human resources representative. Further, the Employee understands that the Employee is providing the consents herein on a purely voluntary basis. If the Employee does not consent, or if the Employee later seeks to revoke his or her consent, the Employee’s employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing the Employee’s consent is that the Company would not be able to grant the Employee Deferred Stock Units or other equity awards or administer or maintain such grants. The Employee also understands that the Company has no obligation to substitute other forms of grants or compensation in lieu of the Deferred Stock Units as a consequence of the Employee’s refusal or withdrawal of his or her consent. Therefore, the Employee understands that refusing or withdrawing his or her consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that he or she may contact the Employee’s local human resources representative.

15. Notices. Any notice required or permitted hereunder shall be (i) given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party or (ii) delivered electronically through the Company’s electronic mail system (including any notices delivered by a third-party) and shall be deemed effectively given upon such delivery. Any documents required to be given or delivered to the Employee related to current or future participation in the Plan may also be delivered through electronic means as described in Section 16 below.

16. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17. Language. If the Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

18. Interpretation. The terms and provisions of the Plan (a copy of which will be made available online or furnished to the Employee upon written request to the Office of the Corporate Secretary, Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015) are incorporated herein by reference. To the extent any provision in the Award Statement or this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. The Committee shall have the right to resolve all questions that may arise in connection with the Grant, including whether the Employee is no longer actively employed. Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

19. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall be binding upon and inure to the benefit of any successors or assigns of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Agreement, the Award Statement or the Plan.

20. Entire Agreement; Governing Law. The Award Statement, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, and may not be modified adversely to the Employee’s interest except as provided in the Award Statement, the Plan or this Agreement or by means of a writing signed by the Company and the Employee. Nothing in the Award Statement, the Plan and this Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. The Award Statement, the Plan and this Agreement are to be construed in accordance with and governed by the substantive laws of the Commonwealth of Virginia, U.S.A., without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the substantive laws of the Commonwealth of Virginia to the rights and duties of the parties. Unless otherwise provided in the Award Statement, the Plan or this Agreement, the Employee is deemed to submit to the exclusive jurisdiction of the Commonwealth of Virginia, U.S.A., and agrees that such litigation shall be conducted in the courts of Henrico County, Virginia, or the federal courts for the United States for the Eastern District of Virginia. This Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A of the Code, if applicable. Notwithstanding the foregoing, under no circumstances shall any member of the Mondelēz Group be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Employee due to any failure to comply with Section 409A of the Code.

21. Miscellaneous. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after the date of this Grant, the Board of Directors of the Company or the Committee shall make adjustments to the number and kind of shares of Common Stock subject to this Grant, including, but not limited to, the substitution of equity interests in other entities involved in such transactions, to provide for cash payments in lieu of Deferred Stock Units, and to determine whether continued employment with any entity resulting from such a transaction will or will not be treated as continued employment with any member of the Mondelēz Group, in each case subject to any Board of Directors or Committee action specifically addressing any such adjustments, cash payments, or continued employment treatment.

For purposes of this Agreement, (a) the term “Disability” means permanent and total disability as determined under procedures established by the Company for purposes of the Plan, and (b) the term “Normal Retirement” means retirement from active employment, in circumstances that constitute a “separation from service” for purposes of Section 409A of the Code, under a pension plan of the Mondelēz Group, an employment contract with any member of the Mondelēz Group or a local labor contract, on or after the date specified as the normal retirement age in the pension plan, employment contract or local contract, if any, under which the Employee is at that time accruing pension benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which the meaning of “Normal Retirement” is uncertain under the definition contained in the prior sentence, an Employee’s termination shall be treated as Normal Retirement as the Committee, in its sole discretion, deems equivalent to retirement. For purposes of this Agreement, (x) a “subsidiary” includes only any company in which the applicable entity, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and (y) an “affiliate” includes only any company that (A) has a beneficial ownership interest, directly or indirectly, in the applicable entity of greater than 50 percent or (B) is under common control with the applicable entity through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the applicable entity and the affiliate.

22. Compliance With Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any Common Stock issuable upon settlement of the Deferred Stock Units prior to the completion of any registration or qualification of the shares of Common Stock under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the Commission or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Employee understands that the Company is under no obligation to register or qualify the shares of Common Stock with the Commission or any state, provincial or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Common Stock. Further, the Employee agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Employee’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Common Stock.

23. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

24. Headings. Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.

25. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the Deferred Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

26. Insider Trading/Market Abuse Laws. The Employee acknowledges that the Employee is subject to insider trading and/or market abuse laws, which affect the Employee’s ability to acquire or sell shares of Common Stock under the Plan during such times as the Employee is considered to have “material nonpublic information” or “inside information” (as defined by the laws in the Employee’s country). The Employee also acknowledges that the Employee is subject to the Company’s insider trading policy, and the requirements of applicable laws may or may not be consistent with the terms of the Company’s insider trading policy. The Employee acknowledges that it is his or her responsibility to be informed of and compliant with any such laws, and is hereby advised to speak to his or her personal advisor on this matter.

27. Appendix. Notwithstanding any provisions in this Agreement, the Deferred Stock Units shall be subject to any special terms set forth in the Appendix to this Agreement for Employee’s country. Moreover, if Employee relocates to one of the countries included in the Appendix, the special terms for such country will apply to Employee, to the extent the Company determines that the application of such terms is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

28. Waiver. The Employee acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by the Employee or any other participant of the Plan.

29. Conformity to Securities Laws. The Employee acknowledges that the Award Statement, the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Commission, including, without limitation, Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Award Statement, the Plan and this Agreement shall be administered, and the Grant is made, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Award Statement, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

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The Employee acknowledges that the Employee has reviewed the Plan, the Award Statement and this Agreement (including any appendices hereto) in their entirety and fully understands their respective provisions. The Employee agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Award Statement or this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the Grant Date.

MONDELĒZ INTERNATIONAL, INC.

/s/ Carol J. Ward
Carol J. Ward
Vice President and Corporate Secretary